Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:    Paul Surdez (investors) – 336-436-5076

Investor@labcorp.com

Pattie Kushner (media) – 336-436-8263

Media@labcorp.com

LabCorp Subsidiary Sequenom Inc. Announces Tender Offers and Consent Solicitations for 5% Convertible Senior Notes Due 2017 and 5% Convertible Senior Exchange Notes Due 2018

BURLINGTON, N.C. and SAN DIEGO, CA, September 16, 2016— Sequenom, Inc., a wholly-owned subsidiary of Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), announced the commencement of cash tender offers (the “Tender Offers”) for any and all of the outstanding 5% Convertible Senior Notes Due 2017 (CUSIP No. 817337 AB4, the “2017 Notes”) and 5% Convertible Senior Exchange Notes Due 2018 (CUSIP No. 817337 AC2, the “2018 Notes” and, together with the 2017 Notes, the “Notes”) issued by Sequenom. There are currently outstanding $45 million in aggregate principal amount of the 2017 Notes and $85 million in aggregate principal amount of the 2018 Notes. The tender offers will expire at 5:00 p.m., Eastern Time, on Monday, October 17, 2016, unless extended or terminated (the “Expiration Date”).

On September 7, 2016, Sequenom was acquired by LabCorp. The acquisition constituted a “Fundamental Change” under the Indentures for the 2017 Notes and the 2018 Notes with an effective date of September 7, 2016. Pursuant to each of the Indentures, Sequenom is required to offer to repurchase the Notes at a “Fundamental Change Repurchase Price” that is equal to 100% of the principal amount of the Notes, plus accrued interest to but excluding the Fundamental Change Repurchase Date (the “Purchase Price”). The Tender Offers being commenced today are the offers to repurchase required by the Indentures, and the Expiration Date of the Tender Offers is the last date on which a Note holder (a “Holder”) may exercise its right to require Sequenom to repurchase its Notes at the Purchase Price as a result of the Fundamental Change on the Fundamental Change Repurchase Date of October 20, 2016 (the “Settlement Date”).

In conjunction with the Tender Offers, Sequenom is also soliciting consents of the Holders (“Consents”) to enact certain proposed amendments (the “Proposed Amendments”) to the Indentures to eliminate various reporting obligations and restrictive provisions related to the incurrence of indebtedness, as well as make certain other changes in the Indentures (the “Consent Solicitations”).

The Tender Offers and Consent Solicitations are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated September 16, 2016 (the “Offer to Purchase”) and related Consents and Letters of Transmittal. In connection with the Consent Solicitations, Sequenom will, subject to the Consent Condition (defined below) being met, pay additional consideration to Holders who tender their Notes and provide a Consent on or before 5:00 p.m. Eastern Time on September 29, 2016 (the “Early Tender Date”). As is described in more detail in the Offer to Purchase, the total consideration to be paid by Sequenom for each $1,000 principal amount of 2017 Notes validly tendered and accompanied by a Consent on or before the Early Tender Date, and not withdrawn, is $1,037.50 plus Accrued Interest (such price being rounded to the nearest $0.01 per $1,000 principal outstanding amount of Notes) (the “2017 Total Consideration”). The total consideration to be paid by Sequenom for each $1,000 principal amount of 2018 Notes validly tendered, and accompanied by a Consent on or before the Early Tender Date, and not withdrawn is $1,046.25 plus Accrued Interest (such price being rounded to the nearest $0.01 per $1,000 principal outstanding amount of Notes) (the “2018 Total Consideration” and, together with the 2017 Total Consideration, the “Total Consideration”). The Total Consideration includes an early tender premium (the “Early Tender Premium”) of $37.50 per $1,000 principal outstanding amount of 2017 Notes and $46.25 per $1,000 principal outstanding amount of 2018 Notes. Payment of the Total Consideration for each series of Notes is also conditioned upon Sequenom receiving Consents on or before the Early Tender Date representing at least a majority in aggregate principal amount then outstanding of both series of Notes (the “Consent Condition”). Sequenom reserves the right to waive or modify the Consent Conditions, and will notify Holders by 9 a.m., Eastern Time, on the first Business Day following the Early Tender Date, whether or not the Consent Condition has been met or waived. Holders who validly tender their Notes after the Early Tender Date but on or prior to the Expiration Date and do not withdraw their tender, Holders who validly tender their Notes on or prior to the Early Tender Date but do not deliver a valid Consent or revoke their Consent prior to the Early Tender Date, and Holders who validly tender their Notes at any time on or prior to the Expiration Date and do not withdraw their tender after a notice is given that the Consent Condition has not been met or waived, will not receive the respective Total Consideration but will be eligible to receive the Purchase Price. No tenders of Notes will be valid if submitted after the Expiration Date.

The following table summarizes the material pricing terms for the offers:

Title of Security	Cusip Nos.	Maturity Date	Purchase Price*	Early Tender Premium*	Total Consideration*
5.00% Convertible Senior Notes due 2017	817337 AB4	October 1, 2017	$1,000	$37.50	$1,037.50
5.00% Convertible Exchange Senior Notes due 2018	817337 AC2	January 1, 2018	$1,000	$46.25	$1,046.25

*Per $1,000 principal outstanding amount of Notes accepted for purchase, plus accrued and unpaid interest to, but excluding, October 20, 2016 or such later date as is established as the Fundamental Change Repurchase Date and the Settlement Date.

Barclays is the Dealer Manager and Solicitation Agent for the Tender Offers and Consent Solicitations and may be contacted at 1-888-610-5877 (toll free) or 212-526-7255. Requests for documents may be directed to Morrow Sodali Global, LLC, the Information Agent, at 1-203-658-9400 for banks and brokers or 1-800-662-5200 (toll free) for Holders and all others.

This announcement is not an offer to purchase or the solicitation of an offer to sell the Notes or a solicitation of Consents. The Tender Offers for the Notes and the related Consent Solicitations are only being made pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal. Holders of the Notes should read the Offer to Purchase and the Consent and Letter of Transmittal carefully prior to making any decision with respect to the Tender Offers and Consent Solicitation because they contain important information.

This announcement has been issued by and is the sole responsibility of Sequenom, Inc. In accordance with normal practice, Barclays expresses no opinion on the merits of the Tender Offers or the Consent Solicitations, nor does it accept any responsibility for the accuracy or completeness of this announcement or any other document prepared in connection with the Tender Offers or the Consent Solicitations.

About LabCorp®

Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp visit www.labcorp.com and to learn more about Covance Drug Development visit www.covance.com.

This press release contains forward-looking statements including with respect to the payment of consideration for Sequenom Notes tendered in the Tender Offers. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by these forward-looking statements. Risks and uncertainties include, among others factors detailed in LabCorp’s and Sequenom’s filings with the SEC including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings, and Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings. LabCorp undertakes no obligation to update these statements as a result of new events, circumstances or otherwise.

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